UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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USG CORPORATION
(Name of Registrant as Specified In Its Charter)

GEBR. KNAUF KG
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On April 23, 2018,  Gebr. Knauf KG issued the following press release announcing that it had filed its definitive proxy materials with the Securities and Exchange Commission and including a letter mailed to the stockholders of USG Corporation.

FOR IMMEDIATE RELEASE

KNAUF SENDS LETTER TO USG SHAREHOLDERS URGING THEM TO VOTE AGAINST ALL FOUR USG DIRECTOR NOMINEES ON GOLD PROXY CARD TODAY

Knauf’s Offer Gives Shareholders Cash-Certain Value

Knauf’s Offer De-Risks the Execution of Management’s Ambitious Plan in an Inherently Cyclical Industry

USG Refuses to Engage on a Substantial Cash Premium Offer

USG’s Resistance Reflects on its Shareholder Unfriendly Corporate Governance

Send a Clear Message to Your Board — Vote the Gold Proxy Card Today

IPHOFEN, Germany — April 23, 2018 — Gebr. Knauf KG (“Knauf”) today announced that in conjunction with the filing of its definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the USG Annual Meeting, Knauf mailed the following letter to USG Shareholders.

Dear Fellow USG Shareholder,

Knauf is a leading worldwide building materials business with a global footprint in more than 70 countries, 2017 revenue of more than $8 billion, and a proven track record operating successful businesses across geographies. We are a significant long-term shareholder of USG, owning over 10.5% of outstanding shares, and have been a significant shareholder since 2000. After nearly 20 years, we know USG and the industry well. Since November 2017, we have approached USG several times about a business combination with Knauf. The USG Board has refused to engage in meaningful discussions with us despite these repeated efforts.

As a committed buyer with the financial means to complete this transaction and confidence in a clear pathway to completion, we are appealing to you directly to send a clear message to the USG Board to enter into meaningful discussions with us given the substantial value of our offer. We urge you to make your vote count. Vote AGAINST the election of ALL FOUR of USG’s director nominees using the enclosed GOLD proxy card today.

KNAUF’S OFFER PRESENTS USG SHAREHOLDERS WITH SUBSTANTIAL VALUE FOR THEIR INVESTMENT NOW

Knauf’s $42 per share cash offer provides USG shareholders immediate substantial value:

•                  An attractive multiple of 11.2x USG’s 2017 fully adjusted EBITDA;

•                  A 25% premium to the $33.51 closing price on March 23, 2018, the date immediately prior to the public disclosure of our offer;

•                  A 30% premium to USG’s $32.36 average closing share price for the 12-month period ended March 23, 2018;

•                  Value in excess of USG’s highest closing share price since the 2008 financial crisis after a decade without dividends or meaningful share price appreciation; and

•                  Cash-certain value that we believe is full and fair relative to intrinsic value when factoring in expectations of sustainable through-the-cycle profitability and cash flows.

KNAUF’S OFFER DE-RISKS THE EXECUTION OF MANAGEMENT’S AMBITIOUS PLAN IN AN INHERENTLY CYCLICAL INDUSTRY

USG would like you to believe that history “is completely irrelevant to where the company is positioned today”.i USG demands its shareholders trust that the company is “poised”ii to deliver value. While USG wants shareholders to believe that its new strategy will overcome historical underperformance and industry cyclicality, Knauf believes that such claims are not credible.

Although we are in the 11th year of housing industry expansion and while there may even be a few more years of expansion ahead, USG still operates in an inherently cyclical industry and the next downturn will inevitably occur. When considering intrinsic value, one must focus on sustainable cash flow and EBITDA through the inevitable full cycle. It is short sighted to solely look at a 2020 margin target as USG’s management seems to do. Focusing on 2020 margins alone, without considering the variability of cash flows during cycles, misses much of the picture.

We have asked USG repeatedly to explain its view of intrinsic value and demonstrate additional value it claims to be in excess of our $42 cash offer. Even if USG were to achieve its extremely ambitious targets for 2020 which seems to rely on a very favorable macroeconomic environment, we do not believe that level of performance would be sustainable through the industry cycle. In fact, to justify a purchase price in excess of $42 per share, we believe that USG would have to sustain average yearly EBITDA equal to or in excess of those implied by its lofty 2020 targets through the next industry cycle. We believe that this is highly unlikely given USG’s history of underperforming expectations and inherent cyclicality in the industry.

TIME IS SHORT — VOTE THE ENCLOSED GOLD PROXY CARD TODAY

We are highly skeptical of USG’s ability to deliver on its 2020 targets on a sustained basis because we are convinced that industry overcapacity (2017 wallboard industry utilization was 77% of active but only 65% of aggregate installed capacity compared to 85% utilization estimated to be required to drive higher pricingiii) and strong domestic competition will continue to cause pricing pressure, while significant input cost volatility and inflation will erode any margin gains.

We also believe that, after years of underinvestment, USG will have to invest significant capital into its business to remain competitive. For years, USG has invested less than its depreciation and amortization and well below the levels of investment by its peers, as shown in the following chart. Those years of underinvestment have resulted in lost market share and a cost disadvantage as evidenced by margins significantly below its peers. USG indicates that it will make $300 million of investment as part of an advanced manufacturing plan. We believe management’s planned investment is insufficient to make up for years of significant underinvestment and unlikely to yield significant efficiency improvements over or above cost inflation.

As good stewards of the businesses we operate, we understand the importance of investing in our operations and our employees. Knauf, as a family-owned company with a long-term focused business outlook, intends to make significant investments in USG’s operations and its people throughout the cycle. This will strengthen USG and also benefit all of its constituencies, including employees, customers and suppliers. We believe it will take a decade of investment far in excess of management’s $300 million capital plan to once again make USG an industry cost leader. As we have communicated previously, this transaction is not predicated on cost synergies and job cuts. Rather, we are willing to pay $42 per share price because of our desire to complement our global footprint and establish a U.S. presence in the wallboard and ceilings space.

We are not alone in our skepticism about USG’s 2020 targets. When management introduced its business strategy at USG’s Investor Day on March 8, 2018, the share price declined almost 3%. In contrast, when Knauf’s offer was publicly disclosed on March 26, 2018, USG’s share price increased almost 20%. We believe this is a clear indication that USG shareholders favor Knauf’s $42 per share offer over USG’s business plan and the execution risks, particularly given past disappointed expectations.

Nevertheless, management continues to ask you to give them something they have never earned — your confidence that they will deliver sustained value. USG has missed approximately 75% of quarterly EBIT estimates, with an average miss of 36%, since the financial crisis in 2008.iv And, as shown in the following chart, USG has dramatically underperformed the market, including the S&P 500 and the Dow Jones U.S. Construction & Materials Index.

USG IS HIDING BEHIND UNSUPPORTED CLAIMS AND EXAGGERATIONS INSTEAD OF SERIOUSLY ENGAGING

Knauf has approached USG a number of times regarding a proposed transaction, and strongly believes in the full and fair value of its offer. In good faith, we expressed a willingness to enter into a customary confidentiality agreement to facilitate receipt of further information to explore potential areas of additional value. To alleviate USG’s concerns, we proposed a narrowed scope of information for an initial confidential review relating to certain specific business and financial topics. Both were proposed to the USG Board and, both times, the Board declined. At every turn, USG has refused to engage in meaningful discussions regarding our offer.

Now, under public shareholder pressure to justify their lack of cooperation, USG resorts to mischaracterizations. These include labelling Knauf as a “competitor” even though Knauf does not have a presence in U.S. wallboard or ceilings and despite our proposal to let USG exclude any information it deems competitively sensitive. In addition, USG has called our offer “wholly inadequate” despite the fact that its share price has not traded at or above $42 per share even once at any time in the last 10 years.

USG’s repeated refusals to engage with us lead us to conclude that USG is unable to provide substantive evidence to support its claims that USG is worth more than our offer price. Based on public information, Knauf is confident that $42 per share is a full and fair offer relative to intrinsic value and provides shareholders with a substantial cash premium to USG’s stock price today. USG should share with its shareholders — you and us — evidence that supports their valuation claims if they truly believe them.

USG’S REFUSAL TO TALK IS PROTECTED BY SHAREHOLDER UNFRIENDLY CORPORATE GOVERNANCE PRACTICES

It is surprising that in a time when companies are dedicated to strengthening corporate governance practices, USG’s management refuses to engage in discussions with us.

We believe that USG and its Board are ignoring one of their most important constituencies — YOU.

USG has stated that “[t]his vote…has no legal bearing on any corporate action”.v This is a troubling statement that reflects a disregard for shareholders — the true owners of the Company. What USG seems to be saying is if their directors are not elected — which is the legal result of a withhold vote — they may ignore your vote.

USG can maintain this entrenched attitude because of its shareholder-unfriendly governance practices. These provisions include a “poison pill”, a classified board, the inability for shareholders to call a special meeting and restrictions on actions by written consent.

USG is unique in that its corporate governance policies are more shareholder unfriendly than those of companies in the S&P 500 or its peers in the Dow Jones U.S. Construction & Materials Index. Furthermore, with USG utilizing all four of these shareholder-unfriendly governance policies, USG is an outlier as only one company in the S&P 500 and one other in the Dow Jones U.S. Construction & Materials Index falls in this category.

BERKSHIRE HATHAWAY PUBLICLY STATED ITS INTENTION TO VOTE AGAINST USG’S NOMINEES

On April 12, 2018, Berkshire Hathaway, USG’s largest shareholder with an aggregate ownership of approximately 31% of USG common stock, publicly stated its intention to vote AGAINST USG’s director nominees at the Company’s upcoming Annual Meeting, demonstrating their support for USG to engage in discussions with us regarding our offer. Rarely does Berkshire Hathaway take such public positions.

This statement follows Berkshire Hathaway’s validation of the value of our offer in their 13D filing dated March 26, 2018, which disclosed its proposal to grant Knauf an option to purchase all of

Berkshire Hathaway’s shares in connection with the consummation of the purchase by Knauf of all of the outstanding shares of USG at a price of $42 per share. We believe this is a clear indication that Berkshire Hathaway views our $42 per share offer favorably.

SEND A CLEAR MESSAGE TO THE BOARD — VOTE THE GOLD PROXY CARD AGAINST ALL FOUR USG DIRECTOR NOMINEES TODAY

As a USG shareholder of nearly 20 years, Knauf knows USG and the industry well, and we strongly believe our offer reflects the full and fair value of USG. We are unwavering in our focus to bring this transaction to fruition and are confident in our ability to consummate a transaction expeditiously.

We are less than three weeks away from the USG 2018 Annual Meeting of Shareholders, scheduled for May 9. We encourage you to send a clear message to the USG Board that you want them to engage in a constructive dialogue with Knauf in order to provide you with the opportunity to realize substantial and cash-certain value for your shares.

Whether or not you plan to attend the 2018 Annual Meeting, make your voice heard and vote the GOLD proxy card today.

Sincerely,

Alexander Knauf	Manfred Grundke
General Partner	General Partner
Gebr. Knauf KG	Gebr. Knauf KG

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Knauf’s proxy materials, please contact Innisfree at the phone numbers listed below.

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NY 10022
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

About Knauf

Gebr. Knauf KG is the ultimate parent company of the German based Knauf Group. Knauf is a leading manufacturer of building materials operating more than 220 factories worldwide. In 2017, Knauf achieved a global turnover of approximately 7 billion Euros and employed more than 27,000 people.

Cautionary statement regarding forward-looking statements

Certain statements in this communication may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of USG by Knauf and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the willingness of the USG Board to engage in discussions with Knauf regarding its proposal or to provide access to non-public financial and other information regarding USG and its business to Knauf and its advisors, the ability of Knauf and USG to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis or at all, as well as changes in business strategies, economic conditions affecting the building products industry and Knauf’s ability to successfully integrate USG’s operations and employees with Knauf’s existing business. Any forward-looking statements should be evaluated in light of these important risk factors. Knauf is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional information

Knauf has filed with the SEC a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes against the election of certain director candidates nominated by USG for election at the USG’s 2018 annual meeting of stockholders.  This communication is not a substitute for such definitive proxy statement.

THE PARTICIPANTS IN THE SOLICITATION ADVISE ALL STOCKHOLDERS OF USG TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, KNAUF WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Knauf has made for a business combination transaction with USG. In furtherance of this proposal and subject to future developments, Knauf (and, if a negotiated transaction is agreed, USG) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Knauf and/or USG may file with the SEC in connection with the proposed transaction.

Knauf and certain general partners and executive officers of Knauf and its affiliates may be deemed to be participants in connection with any solicitation in connection with the proposed transaction. As of the date hereof, Knauf beneficially owns 14,757,258 shares of common stock of USG, representing approximately 10.53% of USG’s outstanding shares. As of the date hereof, participants in the solicitation that are general partners or executive officers of Knauf and its affiliates directly beneficially own 53,567 shares of USG common stock.

ALL STOCKHOLDERS OF USG ARE URGED TO READ THE PROXY STATEMENTS AND OTHER DOCUMENTS FILED WITH THE SEC WITH RESPECT TO THE PROPOSED TRANSACTION CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement with respect to the proposed transaction (if and when available) will be mailed to stockholders of USG. USG stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov.

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Ed Trissel / Annabelle Rinehart

212-355-4449

Investor Contact:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

(212) 750-5833

i  USG letter to shareholders, April 12, 2018

ii  Id.

iii  Industry utilization data based on USG Q4 2017 Investor Presentation; needed utilization as per Jeffries Continental Building Products Initiating Coverage Report dated December 12, 2017.

iv  As per Bloomberg, approximately 75% of USG’s quarterly EBIT actual earnings were below broker consensus estimates for the quarter since Q1 2009. Of the quarters that had EBIT come below consensus estimates, the average miss was (36%).

v  USG letter to shareholders, April 12, 2018